UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Bank Mutual Corporation

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SEC 1913 (3-99)

[BANK MUTUAL LOGO]

March 9, 2004

Dear Fellow Shareholder,

We invite you to attend the Bank Mutual Corporation 2004 Annual Meeting of Shareholders, which will be held at the Four Points Sheraton Milwaukee North Hotel, 8900 N. Kildeer Court, Milwaukee, Wisconsin at 10:00 a.m., Central Time, on Monday, May 3, 2004.

Bank Mutual Corporation’s Notice of Annual Meeting of Shareholders and Proxy Statement which are enclosed describe the business to be conducted at the Annual Meeting. If you plan to attend the Annual Meeting, please check the box on the proxy form so that we can make the appropriate arrangements.

Also enclosed is a copy of Bank Mutual Corporation’s Summary Annual Report and attached is the Annual Report on Form 10-K for the year ended December 31, 2003.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to mark, sign, date and return your proxy form in the enclosed postage-paid envelope as soon as possible to make sure that you are represented. This will not prevent you from voting in person at the Annual Meeting, but will ensure that your shares will be represented if you are unable to attend.

Sincerely,

BANK MUTUAL CORPORATION

MICHAEL T. CROWLEY, JR. Chairman, President and Chief Executive Officer

BANK MUTUAL CORPORATION

4949 West Brown Deer Road

Milwaukee Wisconsin 53223

(414) 354-1500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 3, 2004

To the Shareholders of Bank Mutual Corporation:

The 2004 annual meeting of shareholders of Bank Mutual Corporation will be held on Monday, May 3, 2004, at 10:00 a.m., Central Time, at the Four Points Sheraton Milwaukee North Hotel, 8900 N. Kildeer Court, Milwaukee, Wisconsin for the following purposes:

(1)	Electing three directors to serve for terms expiring in 2007;

(2)	Ratifying the selection of Ernst & Young LLP as independent auditors;

(3)	Approving the Bank Mutual Corporation 2004 Stock Incentive Plan; and

(4)	Transacting such other business as may properly come before the annual meeting or any adjournment thereof.

The board of directors has fixed the close of business on March 4, 2004 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment thereof. Only shareholders of record at the close of business on that date will be entitled to vote at the annual meeting.

We call your attention to the proxy statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the annual meeting. Please read it carefully.

By Order of the Board of Directors

Eugene H. Maurer, Jr. Senior Vice President and Secretary

Milwaukee, Wisconsin

March 9, 2004

YOUR VOTE IS IMPORTANT

Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the annual meeting, please indicate your voting directions, sign, date and promptly return the accompanying proxy, which is solicited by the Bank Mutual Corporation board of directors, using the enclosed self-addressed envelope, which requires no postage if mailed in the United States. If for any reason you should desire to revoke your proxy, you may do so at any time before it is voted at the annual meeting.

PROXY STATEMENT

BANK MUTUAL CORPORATION

4949 West Brown Deer Road

Milwaukee, Wisconsin 53223

(414) 354-1500

SOLICITATION AND VOTING

This proxy statement and accompanying proxy are furnished to the shareholders of Bank Mutual Corporation (“Bank Mutual Corporation” or the “Company”) in connection with the solicitation of proxies by Bank Mutual Corporation’s board of directors for use at the annual meeting of Bank Mutual Corporation shareholders on Monday, May 3, 2004, and at any adjournment of that meeting. The 2003 summary annual report to shareholders, which accompanies this proxy statement, and the annual report on Form 10-K, attached hereto, contain financial statements and certain other information concerning the Company. We are mailing the proxy materials to shareholders beginning on or about March 12, 2004.

Bank Mutual Corporation is a Wisconsin-chartered corporation which is the successor pursuant to a restructuring transaction to the federally-chartered mutual holding company subsidiary holding company of the same name. Effective October 29, 2003, the mutual holding company form of ownership was eliminated, and Bank Mutual Corporation became a fully shareholder-owned corporation. All share information in this proxy statement has been adjusted to reflect the related conversion of each old share of Company common stock into 3.6686 shares of new common stock. In this proxy statement: “Bank Mutual Corporation” and the “Company” refer to both the new Wisconsin-chartered corporation and to its federally-chartered predecessor; the “Bank” refers to its subsidiary bank, named “Bank Mutual” (formerly named “Mutual Savings Bank”); “First Northern” refers to First Northern Savings Bank, which was a Company subsidiary until it was merged into the Bank in March 2003; and the “MHC” refers to Bank Mutual Bancorp, MHC, the former mutual holding company of Bank Mutual Corporation.

Record Date and Meeting Information. The board of directors has fixed the close of business on March 4, 2004 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment thereof. Only holders of record of Company common stock, the only class of voting stock of Bank Mutual Corporation outstanding, on the record date are entitled to notice of and to vote at the annual meeting. Each share of common stock is entitled to one vote. At the record date, there were 78,783,849 shares of common stock validly issued and outstanding.

The board of directors of Bank Mutual Corporation knows of no matters to be acted upon at the annual meeting other than as set forth in the notice attached to this proxy statement. If any other matters properly come before the annual meeting, or any adjournment thereof, it is the intention of the persons named in the proxy to vote such proxies in accordance with their best judgment on such matters.

Voting Your Shares. Any shareholder entitled to vote at the annual meeting may vote either in person or by a properly executed proxy. Shares represented by properly executed proxies received by Bank Mutual Corporation will be voted at the annual meeting, or any adjournment thereof, in accordance with the terms of such proxies, unless revoked. If no voting instructions are given on a properly executed proxy, the shares will be voted FOR the election of management’s director nominees, FOR ratification of Ernst & Young as independent auditors, and FOR approval of the Bank Mutual Corporation 2004 Stock Incentive Plan (the “2004 Incentive Plan”).

A shareholder may revoke a proxy at any time prior to the time when it is voted by filing a written notice of revocation with the corporate secretary of the Company, by delivering a properly executed proxy bearing a later date or by voting in person at the annual meeting. Attendance at the annual meeting will not in itself constitute revocation of a proxy.

Shares in Dividend Reinvestment or Employee Plans. If a shareholder participates in the Company’s Dividend Reinvestment and Stock Purchase Plan (the “DRP”), the proxy also will serve as voting instructions for the participant’s shares held in the DRP. Participants’ shares will be voted by the administrator of the DRP in accordance with those voting instructions. If a participant does not return a proxy, the DRP administrator will not vote that participant’s shares held in the DRP.

Any shareholder who owns shares through an investment in the Company Common Stock Fund of the Bank Mutual Corporation 401(k) Plan (the “401(k) Plan”) will receive a separate blue proxy card, marked “401k,” to instruct the 401(k) Plan’s administrator how to vote those shares. The administrator will vote shares in those employees’ 401(k) Plan accounts in accordance with the voting instructions on the proxies. If a 401(k) Plan participant does not return a proxy, the administrator will vote that participant’s shares in the 401(k) Plan in the same proportion as the voting of all shares in the 401(k) Plan for which voting instructions have been received.

Any shareholder who owns shares through an allocation to that person’s account under the Bank Mutual Corporation Employee Stock Ownership Plan (the “ESOP”) will receive a separate green proxy card, marked “ESOP,” to instruct the ESOP’s administrator how to vote those shares. The ESOP administrator, which is Bank Mutual Corporation acting through its board, will vote shares allocated to those employees’ ESOP accounts in accordance with the participant’s voting instructions on the proxies. The ESOP administrator may vote, at its discretion, unallocated ESOP shares and any allocated ESOP shares which are not voted by the individuals to whom they are allocated, it is expected that those shares will be voted for all nominees and proposals.

Quorum and Required Vote. A majority of the votes entitled to be cast by the shares entitled to vote, represented in person or by proxy, will constitute a quorum of shareholders at the annual meeting. Shares for which authority is withheld to vote for director nominees and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be considered present for purposes of establishing a quorum. The inspectors of election appointed by the board of directors will count the votes and ballots at the annual meeting.

A plurality of the votes cast at the annual meeting by the holders of shares of common stock entitled to vote is required for the election of directors. In other words, the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors in a class to be chosen at the annual meeting. With respect to the election of directors, any shares not voted, whether by withheld authority, broker non-vote or otherwise, will have no effect on the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a comparatively larger number of votes.

Under Bank Mutual Corporation’s bylaws, assuming a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter is generally required for approval of an item other than the election of directors. Rules of the SEC, the IRS and the Nasdaq Stock Market, and tax regulations concerning the deductibility of compensation have the same requirement as the bylaws for approval of a stock compensation plan. However, OTS conversion regulations require shareholder approval of the 2004 Incentive Plan by a majority of the votes eligible to be cast. Therefore, holders of a majority of the outstanding shares must vote to approve the 2004 Incentive Plan, and shares not voted or any reason (whether abstaining, a broker non-vote, or a failure to vote) will have the effect of a vote against the plan. Ratification of the selection of independent accountants requires only the affirmative vote of the holders of a majority of the shares represented at the annual meeting and entitled to vote on the matter.

Expenses and Solicitation. Expenses in connection with the solicitation of proxies will be paid by the Company. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers and other employees of the Company in person or by telephone, facsimile or other means of communication. Those directors, officers and employees will receive no compensation therefor in addition to their regular compensation, but may be reimbursed for their related out-of-pocket expenses. This is the first Bank Mutual Corporation shareholder meeting at which a majority of the Company’s shares are not owned by the MHC. To help assure that sufficient votes are received, the Company therefore also has retained Georgeson Shareholder Communications, Inc. to assist in soliciting proxies from shareholders, including brokers’ accounts, at a fee anticipated not to exceed $15,000 to $20,000 plus reasonable out-of-pocket expenses. Brokers, dealers, banks, or their nominees, who hold common stock on behalf of another will be asked to send proxy material and related documents to the beneficial owners of such stock, and the Company will reimburse those persons for their reasonable expenses.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below sets forth information regarding the beneficial ownership of Bank Mutual Corporation common stock on the record date by each director and nominee for director, by each executive officer named in the Summary Compensation Table below and by all directors and executive officers of the Company as a group. There is no known 5% or greater shareholder of the Company.

Name of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership (1)(2)	Percent of Class
P. Terry Anderegg	173,236	*
Thomas H. Buestrin	135,704	*
Christopher J. Callen	166,553	*
Michael T. Crowley, Jr.	1,183,153	1.5%
Michael T. Crowley, Sr.	352,321	*
Raymond W. Dwyer, Jr.	58,383	*
Mark C. Herr	49,791	*
Thomas J. Lopina, Sr.	224,796	*
Eugene H. Maurer, Jr.	168,218	*
William J. Mielke	241,389	*
Robert B. Olson	425,108	*
David J. Rolfs	103,322	*
Marlene M. Scholz	157,068	*
J. Gus Swoboda	168,546	*
All directors and executive officers as a group (14 persons) (3)(4)	5,882,827	7.4%
Michael D. Meeuwsen (5)	504,270	*

*	Less than 1.0%

(1)	Unless otherwise noted, the specified persons have sole voting and dispositive power as to the shares. Beneficial ownership of the following shares is shared: Mr. Buestrin – 69,670 shares; Mr. Crowley Jr. – 79,639; Mr. Crowley Sr. – 3,668; Mr. Dwyer – 9,192; Mr. Lopina – 35,926; Mr. Olson – 395,760; Mr. Rolfs – 42,188; Mr. Swoboda – 118,103; group – 2,900,905; Mr. Meeuwsen – 17,000. See also notes (3) and (4) below.

(2)	Includes the following shares which are subject to options granted under the Company’s 2001 Stock Incentive Plan (the “2001 Plan”) exercisable within 60 days of the record date: Messrs. Buestrin, Dwyer, Herr, Lopina, Mielke, Olson, Rolfs and Swoboda – 29,348 each; Messrs. Anderegg, Callen and Maurer and Ms. Scholz – 66,036 each; Mr. Crowley Jr. – 207,621; and Mr. Crowley Sr. – 84,354; directors and executive officers as a group – 854,939. All restricted shares awarded under the 2001 Plan, whether or not vested, are included because recipients have voting rights as to those shares.

(3)	The total for the group (but not any individual) includes 2,089,808 unallocated shares held in the ESOP, as to which voting and dispositive power is shared. As administrator, Bank Mutual Corporation (through its board) may vote, in its discretion, shares which have not yet been allocated to participants. Employees may vote the shares allocated to their accounts; the administrator will vote unvoted shares in its discretion. Allocated shares are included only if allocated to named executive officers, in which case they are included in those individuals’ (and the group’s) beneficial ownership.

(4)	Because the 401(k) Plan permits participants to vote shares and make investment decisions, except for certain takeover offers, shares held in the 401(k) Plan are included only if held in the accounts of named persons, even though certain of the officers are trustees or administrators of one of the plans.

(5)	Mr. Meeuwsen retired as an executive officer and resigned as a director on July 31, 2003.

The above beneficial ownership information is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act, as required for purposes of this proxy statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

ELECTION OF DIRECTORS

The bylaws provide that the number of directors of Bank Mutual Corporation shall be between seven and thirteen, as determined by the board of directors. At each annual meeting the term of office of one class of directors expires and a class of directors is elected to serve for a term of three years or until their successors are elected and qualified. The board has set the number of directors at ten. Messrs. Crowley Sr., Dwyer and Swoboda, the directors whose terms expire at the annual meeting, are being nominated for re-election as directors for terms expiring in 2007. Shares represented by proxies will be voted FOR the election of the nominees unless otherwise specified by the executing shareholder. If any nominee declines or is unable to act as a director, which we do not foresee, proxies may be voted with discretionary authority for a substitute nominee designated by the board.

Information regarding the nominees and the directors whose terms continue is set forth in the following table. The board of directors unanimously recommends that shareholders vote FOR the election of the director nominees listed below.

Name and Age	Principal Occupation and Business Experience (1)	Director Since (2)
	Nominees for Terms expiring in 2007

Michael T. Crowley, Sr., 90(3)(4)	Chairman of the Board of the Bank and, from 2000 to 2003, of Bank Mutual Bancorp MHC	1960

Raymond W. Dwyer, Jr., 80(4)(5)(6)	Retired; prior thereto architect with R.W. Dwyer Architects	1957

J. Gus Swoboda, 69(4)(6)	Retired; prior thereto, Senior Vice President, Human and Corporate Development, Wisconsin Public Service Corporation, electric and gas utility (10)	1987

	Continuing Directors—Terms expire in 2006

Thomas H. Buestrin, 67(7)	President of Buestrin, Allen & Associates Ltd., real estate investment, management and development	1995

Michael T. Crowley, Jr., 61(3)(4)	Chairman and CEO of the Company since 2000, and President since 2003; President and CEO of the Bank (8)	1970

William J. Mielke, 56(5)(6)(7)	President and CEO of Ruekert & Mielke Inc., engineering	1988

	Continuing Directors—Terms expire in 2005

Mark C. Herr, 51	Vice President-Corporate Division, Plunkett Raysich Architects (9)	2001

Thomas J. Lopina, Sr. 66(5)	Associate, Spectrum Solutions, Inc., a small business consulting firm	1979

Robert B. Olson, 66(7)	Consultant (self-employed); prior to 2000, Vice President of Operations and other officer positions, Little Rapids Corporation, specialty paper producer	1997

David J. Rolfs, 82(5)(6)(7)	Retired; prior thereto, president of ABCO Dealers Inc., health care industry	1984

(1)	Unless otherwise noted, all directors have been employed in their respective principal occupations listed for at least the past five years.

(2)	Indicates the date when director was first elected to the board of the Bank or First Northern, as the case may be. Each of these persons, other than Mr. Herr, became a director of the Company in 2000.

(3)	Mr. Crowley Sr. is the father of Mr. Crowley Jr. Michael T. Crowley III, the adult son of Mr. Crowley Jr. and grandson of Mr. Crowley Sr., is the Vice President/Bank Office Administration/Southeast Region of the Bank. In 2003, his salary was $74,300, plus bonus of $8,470 under the Bank’s incentive plan; he also participates in other Bank benefit plans. Mr. Crowley III does not have an employment agreement.

(4)	Member of the Executive Committee, of which Mr. Crowley Jr. is Chairman.

(5)	Member of the Compensation Committee, of which Mr. Rolfs is Chairman.

(6)	Member of the Nominating Committee, of which Mr. Mielke is chairman.

(7)	Member of the Audit Committee, of which Mr. Mielke is Chairman.

(8)	Also a director of PULSE EFT Association, an ATM network operator of which the Bank is a member.

(9)	From time to time, Plunkett Raysich Architects and its affiliates provide services to the Bank. Fees paid by the Company to Plunkett Raysich and affiliates for services during 2003 were below $60,000.

(10)	Mr. Swoboda is also a director of American Medical Security Group, Inc., a health and life insurance company.

Board Meetings and Committees

The Bank Mutual Corporation board of directors met 12 times during 2003. Messrs. Buestrin, Dwyer, Herr, Lopina, Mielke, Olson, Rolfs and Swoboda are considered “independent” under Nasdaq Stock Market rules, and all members of the Audit, Compensation and Nominating Committees are “independent.” As part of these meetings, independent directors regularly met without management or non-independent directors present. Each director attended at least 75% of the total of the number of meetings of the board and the number of meetings of all committees of the board on which such director served during the year.

The Audit Committee met five times in 2003. On behalf of the Audit Committee, Mr. Mielke, its chair, also regularly consulted with the independent auditors about the Company’s periodic public financial disclosures, and participated in seven calls relating to SEC documents and financial disclosures. The board believes that all of the members of the Audit Committee have sufficient experience, knowledge and other personal qualities to be “financially literate” and be active, effective and contributing members of the Audit Committee. For example, Mr. Buestrin was for seven years a member of the board of directors of the Federal Home Loan Bank of Chicago, and served for several years on its audit committee and, at its request, on the boards of several savings institutions. Both Messrs. Mielke and Buestrin have served as executive officers of their companies, and in those positions have regularly had responsibility for their companies’ financial affairs as well as financial matters for projects undertaken by their companies. Messrs. Olson and Rolfs have also occupied executive positions which have included financial elements. While all the members of the Audit Committee have substantial experience and knowledge, and at least Messrs. Mielke and Buestrin are “financially sophisticated” within Nasdaq Stock Market rules, the board does not believe that any of these members meet the SEC’s specific definition of “audit committee financial expert.” However, the board believes that because the members have qualities and experience which are not captured within the specific definition, and because of their past effectiveness as members of the board and the committee, it is appropriate that the Audit Committee not have such an “audit committee financial expert” under the current conditions and circumstances and that the board not add a member simply to include another person who would fit within that particular definition. See also “Report of the Audit Committee” and “Independent Auditors” for other information pertaining to the Audit Committee.

The Compensation Committee held three meetings during 2003. The Compensation Committee reviews, and either establishes or recommends to the board: compensation policies and plans; salaries, bonuses and benefits for all officers; salary and benefit levels for employees; determinations with respect to stock options and restricted stock awards; and other personnel policies and procedures. See also “Compensation Committee Report” and “Compensation Committee Interlocks and Insider Participation” under “Executive Compensation” for other information pertaining to the Compensation Committee.

The Nominating Committee was formed in December 2003, but did not meet in 2003. The Nominating Committee considers nominees for director positions and also evaluates and oversees some other corporate governance and related issues. The Nominating Committee will identify nominees based upon suggestions by outside directors, management members and/or shareholders. The selection criteria for membership on Bank Mutual Corporation’s board of directors, which were confirmed by the Board in connection with the formation of the Nominating Committee, include: strength of character and judgment; honesty and integrity; a diversity of education and experience with business and other organizations; and interplay of the candidates’ experience with the experience of other board members. Nominees must have a background which demonstrates an understanding of business and financial affairs. A first-time nominee should be highly respected and active in his profession. A nominee must be a Company shareholder, and the willingness to hold a significant position in Company stock will be considered. A nominee must be capable and able to work well with other directors and management and be able to spend the time needed to function effectively as a director. The nominee must have a genuine interest in representing the interests of the Company and the shareholders overall, not any particular interest group. The nominee should not have conflicts of interest which would interfere with that person’s duty of loyalty. The Company has not paid any third party fee to assist in the process of identifying or evaluating director nominees.

The Nominating Committee will consider proposed nominees whose names are submitted to it by shareholders, and it does not intend to evaluate proposed nominees differently depending upon who has made the proposal. If a shareholder wishes to suggest a proposed name for Committee consideration, the name of that nominee and related personal information should be forwarded to the Nominating Committee, in care of the corporate Secretary, at least five months before the next annual meeting to assure time for meaningful consideration by the Committee. However, the Committee has not adopted a more formal process for that consideration because it believes that an informal consideration process is likely to be adequate given the lack of suggestions received in the past. The Committee intends to review periodically whether a more formal policy should be adopted. See also “Shareholder Proposals and Notices” for bylaw requirements for nominations. The Company has not received any proposed nominees which have been suggested by eligible 5%-or-greater security holders contemplated by relevant SEC disclosure requirements, or rejected any such nominees.

The Executive Committee did not meet in 2003. The Executive Committee may act on most matters on behalf of the entire board when action is necessary or appropriate on short notice between board meetings.

Bank Mutual Corporation has adopted charters for the Audit, Compensation and Nominating Committees. The Company will continue to respond to and comply with SEC and Nasdaq Stock Market proposals relating to board committees as they are finalized, adopted and become effective. The Company posts copies of the charters for its Audit, Compensation and Nominating Committees (including director selection criteria) and other corporate governance documents on its website, at www.bankmutualcorp.com, under the link “Corporate Governance.” If any of those documents are changed, or related documents adopted, those changes and new documents will be posted on the Company’s corporate website at that address.

Other Board and Corporate Governance Matters

Communications between Shareholders and the Board. Any shareholder communication which is sent to the board in care of the Chief Executive Officer, corporate Secretary or another corporate officer is forwarded to the board, unless the communication relates specifically to a customer inquiry or complaint in which shareholder status is not relevant. The Chief Executive Officer and the corporate Secretary have been given the authority to conduct that screening process and make that determination. The procedure has been unanimously approved by the board, and was specifically approved by its independent members. Unless and until any other more specific procedures are developed and posted on the Company corporate website, any communications to the board of directors should be sent to it in care of the Chief Executive Officer or the corporate Secretary.

Director Attendance at Annual Shareholders’ Meeting. Bank Mutual Corporation expects all of its directors to attend the annual meeting of shareholders. A board meeting is also held immediately after the annual shareholders’ meeting to facilitate directors’ attendance at both. All directors attended the 2003 annual meeting of shareholders.

Code of Ethics. As a long-standing part of its and the Bank’s corporate governance practices, the Bank has had for many years a code of ethics, and Bank Mutual Corporation has updated that code to reflect current circumstances and SEC and Nasdaq definitions for such codes. The Company has adopted a vision statement and a code of ethics for itself, the Bank and other subsidiaries. Among other things, the code of ethics and code of conduct include provisions regarding honest and ethical conduct, conflicts of interest, full and fair disclosure, compliance with law, and reporting of and sanctions for violations. The codes apply to all directors, officers and employees of Bank Mutual Corporation and subsidiaries. The Company has posted copies of its vision statement and code of ethics, including the related code of conduct, on its corporate website, at www.bankmutualcorp.com, under the link “Corporate Governance.” As further matters are documented, or if those documents (including the code of ethics and the code of conduct) are changed, waivers from the code of ethics or the code of conduct are granted, or new procedures are adopted, those new documents, changes and/or waivers will be posted on the corporate website at that address.

DIRECTORS’ COMPENSATION

Meeting Fees

The Company. In 2003, Bank Mutual Corporation’s directors who are not officers received a $10,000 annual retainer for serving as a member of the Board of Directors. Each director also received a fee of $1,000 per board meeting attended, and each non-officer director received a $500 fee for each meeting attended of a committee of which the director is a member. For 2004, the retainer is $12,000 and the fee for each board meeting attended is $1,200. Committee fees are unchanged, although the fees have been clarified to confirm that telephone conference calls in which committee chairs and/or other representatives participate to view Company disclosures and filings are considered meetings. Some directors of the Company also serve as a director of the Bank, and other directors served as directors of First Northern until its merger into the Bank in March 2003. Compensation for service on the Bank’s and First Northern’s Boards of Directors is described below.

The Bank. The Bank does not pay an annual retainer fee to its directors. Each director received a $1,000 fee for each board meeting attended. In 2003, each non-officer received a $700 fee for attending an executive committee meeting. For 2004, the executive committee fee increased to $1,000. Messrs. Buestrin, Crowley Jr., Crowley Sr., Dwyer, Herr, Mielke and Rolfs were directors of the Bank, and Messrs. Crowley Jr., Crowley Sr., Buestrin, Dwyer and Rolfs were members of the Bank’s executive committee, in 2003; all continue as such in 2004.

First Northern. First Northern Savings did not pay a retainer fee. Each director received a $1,250 fee for attendance at each board meeting, other than the chairman (until the merger into the Bank, Mr. Swoboda) who received $1,500, and each non-officer director received fees of $125 per hour for attendance at any committee meeting. Messrs. Crowley Jr., Lopina, Olson and Swoboda were directors of First Northern until the Bank merger, although Mr. Crowley Jr. did not receive compensation as a First Northern Savings board member.

2001 and 2004 Stock Incentive Plans

Bank Mutual Corporation directors are eligible to participate in the 2001 Plan, and would be eligible to participate in the 2004 Incentive Plan if it is approved. For more information as to the 2004 Incentive Plan, see “Approval of the Proposed 2004 Stock Incentive Plan” below.

Pursuant to the 2001 Plan and OTS regulations, no individual may receive more than 25% of the shares which can be issued under the 2001 Plan, and non-employee directors as a group are limited to not more than 30% of the shares which can be issued under the 2001 Plan, and individually to not more than 5%. Similar limitations would apply under the 2004 Incentive Plan. In 2001, each non-employee director received 18,343 shares of restricted stock, at a weighted average value of $3.70 on the dates of grant, and options to purchase 73,372 shares at $3.206 per share, under the 2001 Plan. There were no further grants or awards to directors in 2002 or 2003. See “Executive Compensation” for grants to executive officers. The options and grants vest 20% per year, becoming fully vested after five years, subject to accelerated vesting in the event of a change in control and the administering committee’s discretion to waive conditions to exercise.

Deferred Plans for Directors

The Bank maintains, as did First Northern, a deferred retirement plan for non-officer directors. Non-officer directors of the Bank who have provided at least five years of service will be paid $833 per month for 10 years (or, if less, the number of years of service on the board) after their retirement from the Bank board or age 65, whichever is later. All of the existing eligible directors’ benefits (other than Mr. Herr’s) have vested. In the event a director dies prior to completion of these payments, payments will go to the director’s heirs. The Bank has funded these arrangements through “rabbi trust” arrangements, and based on actuarial analyses believes these obligations are adequately funded.

The Bank’s directors’ deferred retirement plan includes provisions whereby the directors may forfeit their benefits for matters specified in the plan which are adverse to the Bank. The plan may be amended by the Bank’s board of directors, although a plan amendment may generally not impair the rights of persons who are receiving benefits under the plan.

A similar plan of First Northern terminated upon its merger into the Bank. Messrs. Lopina, Olson and Swoboda have vested benefits under that plan, but will not accrue further benefits. That plan provides for monthly payments of $1,000 for 180 months or until the director’s death if earlier. If the director dies after benefits have commenced, but prior to the receipt of 36 monthly payments, the benefit will continue to the director’s beneficiary for the duration of the 36-month period. Payments under that plan began in April 2003 to Messrs. Lopina, Olson and Swoboda as a consequence of the merger of First Northern into the Bank.

Other

See “Executive Compensation” for compensation paid to, and compensatory agreements with, Messrs. Crowley Sr., Crowley Jr. and Meeuwsen as current or former executive officers of Bank Mutual Corporation, its subsidiaries and/or the MHC.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, Bank Mutual Corporation’s directors, its executive officers and any person holding more than 10% of the common stock are required to report their initial ownership of the common stock and any change in that ownership to the SEC. Specific due dates for these reports have been established and the Company is required to disclose in this proxy statement any failure to file such reports by these dates during the last year.

The Company believes that all of these filing requirements were satisfied on a timely basis for the year ended December 31, 2003, except that, due to an administrative oversight, one purchase transaction by Mr. Crowley Jr.’s wife was omitted from a Form 4; that omission was later corrected. In making these disclosures, the Company has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the SEC.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the total compensation of the chief executive officer, the other four most highly compensated Company executive officers for services in all capacities for the last three fiscal years. The information includes service to, and payments by, Bank Mutual Corporation and its subsidiaries.

Information is also presented for Mr. Crowley Sr. and for Mr. Meeuwsen. Mr. Crowley Sr. is an executive officer of the Bank, and was an executive officer of the MHC, the mutual holding company which controlled the Company until the October 2003 restructuring transaction. He is not an executive officer of the Company itself; however, his compensation is reported as a consequence of his service on the Company board and the MHC’s former ownership position in Bank Mutual Corporation. Mr. Meeuwsen was formerly a director and executive officer of the Company until his retirement as of July 31, 2003. Information as to his compensation during his tenure as an executive officer is presented because he would otherwise have been among the top four most highly compensated Company executive officers.

Long-Term Compensation Awards
		Annual Compensation (1)				Restricted Stock Awards ($)(4)		Securities Underlying Options (#)(5)	All Other Compensation ($)(6)
Name and Principal Positions	Year	Salary($)(2)		Bonus($)(3)
Michael T. Crowley, Jr. Chairman, President and CEO of the Company; President and CEO of the Bank	2003 2002 2001	$ $ $	645,000 611,153 607,060	$ $ $	94,240 94,962 68,425	$	— — 1,063,110	— — 617,021	$ $ $	134,172 100,605 71,245

Michael T. Crowley, Sr. Chairman of the Bank and the MHC (7)	2003 2002 2001	$ $ $	265,000 257,283 252,052	$ $ $	36,480 38,304 27,600	$	— — 533,820	— — 366,859	$ $ $	53,717 41,162 28,344

Eugene H. Maurer, Jr. Senior VP and Secretary of the Company; Senior VP and Secretary/Treasurer of the Bank	2003 2002 2001	$ $ $	158,250 153,297 149,390	$ $ $	21,649 21,033 13,740	$	— — 175,530	— — 165,086	$ $ $	36,174 26,795 18,491

P. Terry Anderegg Senior VP- Retail and Operations of the Bank (8)	2003 2002 2001	$ $ $	158,250 149,395 149,390	$ $ $	21,649 21,649 13,740	$	— — 175,530	— — 165,086	$ $ $	35,318 26,092 18,488

Christopher J. Callen Senior VP-Lending of the Bank (8)	2003 2002 2001	$ $ $	153,925 148,986 145,065	$ $ $	21,057 20,482 13,342	$	— — 175,530	— — 165,086	$ $ $	35,073 25,953 17,922

Marlene M. Scholz Senior VP of the Company; Senior VP-Controller of the Bank	2003 2002 2001	$ $ $	109,125 105,725 103,065	$ $ $	14,928 14,504 9,478	$	— — 175,530	— — 165,086	$ $ $	24,861 18,481 12,757

Michael D. Meeuwsen former President and COO of the Company (9)	2003 2002 2001	$ $ $	184,781 218,000 207,000	$ $	— 75,100 75,000	$	— — 533,820	— — 293,487	$ $ $	2,026 44,694 41,471

(1)	While each of the named individuals received perquisites or other personal benefits in the years shown, the value of these benefits is not indicated, in accordance with Securities and Exchange Commission (“SEC”) regulations, since they did not together exceed the lesser of $50,000 or 10% of the individual’s salary and bonus in any year.

(2)	Includes any directors’ fees paid to the individual while serving as an executive officer.

(3)	Annual bonus amounts are earned and accrued during the years indicated and paid after the beginning of the next calendar year.

(4)	Represents grants of restricted shares under the management recognition plan provisions of the 2001 Plan. Shares vest over a five year period. The amounts represent the number of shares granted times the average market price on the date of grant.

(5)	Represents stock options granted under the 2001 Plan. No SARs have been granted thereunder.

(6)	In 2003, includes employer contributions to the 401(k) Plan in the following amounts: Mr. Crowley Jr.—$1,600; Mr. Crowley Sr.—$1,583; Mr. Maurer—$1,793; Mr. Anderegg—$1,200; Mr. Callen—$1,100; Ms. Scholz—$1,236; and Mr. Meeuwsen—$2,026. Amounts also include the following 2003 ESOP allocations: Mr. Crowley Jr.—$39,564; Mr. Crowley Sr.—$39,564; Mr. Maurer—$34,381; Mr. Anderegg—$34,117; Mr. Callen—$33,329; and Ms. Scholz—$23,625. Also included in 2003 are the following Restoration Plan payments: Mr. Crowley Jr.—$93,008; Mr. Crowley Sr.—$12,570; and Mr. Callen—$644.

(7)	Mr. Crowley Sr. is an executive officer of the Bank, but not of Bank Mutual Corporation. He was also an executive officer of the MHC.

(8)	Messrs. Anderegg and Callen were considered to have become executive officers in 2003, after the combination of the two subsidiary savings banks.

(9)	Mr. Meeuwsen retired as an executive officer of Bank Mutual Corporation and the Bank, and resigned from their boards, effective July 31, 2003. Amounts shown for Mr. Meeuwsen represent his compensation received prior to that date.

Stock Options and Equity Compensation Plans

Option/SAR Grants in Last Fiscal Year

No stock options were granted to the six persons named in the Summary Compensation table, or any other officer, director or employee, in 2003.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Options/SAR Values

The following table sets forth information with respect to the six executive officers named in the Summary Compensation Table concerning options exercised in 2003 and the number and value of options outstanding at December 31, 2003.

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options/ SARs at FY-End (#)(2) Unexercisable/ Exercisable	Value of Unexercised in the Money Options/ SARs at FY-End ($)(3) Unexercisable/Exercisable
Michael T. Crowley, Jr.	31,194	$256,552	405,011 / 207,621	$3,314,772 / $1,699,253
Michael T. Crowley, Sr.	31,195	256,561	220,115 / 84,354	1,801,509 / 690,387
Eugene H. Maurer, Jr.	—	—	99,050 / 66,036	810,665 / 540,465
P. Terry Anderegg	—	—	99,050 / 66,036	810,665 / 540,465
Christopher J. Callen	—	—	99,050 / 66,036	810,665 / 540,465
Marlene M. Scholz	—	—	99,050 / 66,036	810,665 / 540,465
Michael D. Meeuwsen (4)	176,093	$1,192,546	0 / 0	— / —

(1)	Represents the difference between the exercise price and the average of the high and low sales price on the date of exercise.

(2)	Represents options granted under the 2001 Plan. No SARs have been granted.

(3)	Represents the difference between the exercise price and the $11.39 reported closing price of Company common stock on the Nasdaq Stock Market on December 31, 2003, the last trading date of the fiscal year.

(4)	As a result of Mr. Meeuwsen’s retirement as of July 31, 2003, the vesting of certain of his options was accelerated; however, his other options which were not yet vested on that date became no longer exercisable. The reported option exercises occurred after Mr. Meeuwsen’s retirement.

Equity Compensation Plan Information

The following chart gives aggregate information regarding grants under all equity compensation plans of Bank Mutual Corporation through December 31, 2003.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in 1st column) (2)
Equity compensation plans approved by securityholders	3,298,590	$3.206	-0-
Equity compensation plans not approved by securityholders	-0-	n/a	-0-
Total	3,298,590	$3.206	-0-

(1)	Represents options granted under the Bank Mutual Corporation 2001 Stock Incentive Plan (“2001 Plan”), which was approved by Company shareholders in May 2001, as amended with shareholder approval in May 2002.

(2)	As a result of Bank Mutual Corporation’s 2003 conversion transaction, it may not make any further grants of options, restricted stock or otherwise under the 2001 Plan.

Defined Benefit Retirement Plans

The Bank has maintained a qualified defined benefit pension plan that covers substantially all employees who are age 21 or over and who have at least one year of service. Effective January 1, 2002, this plan became a plan in which employees of Bank Mutual Corporation, the Bank and First Northern would participate. Pension benefits are based on the participant’s average annual compensation (salary and bonus) and years of credited service. Years of credited service in the qualified defined benefit pension plan begin at date of participation in the plan. Benefits are determined in the form of a ten year certain and life annuity.

Designated officers also participate in a non-qualified defined benefit pension plan. This non-qualified plan provides monthly supplemental benefits to participants which will be paid out of the rabbi trust established for this plan, or unsecured corporate assets. The amount of the non-qualified plan benefit in the form of a ten year certain and life annuity is determined as:

•	an amount calculated under the qualified defined benefit pension plan without regard to the limitations imposed by the Internal Revenue Code on benefit or compensation amounts and without regard to certain limitations on years of service; minus

•	the pension benefit accrued in the qualified defined benefit pension plan.

The following table shows the estimated annual benefits payable in ten year certain and life annuity form for participants retiring on their normal retirement date at age 65 with various combinations of years of service and average annual compensation under the qualified defined benefit plan plus, for those officers eligible to participate, the non-qualified plan.

Final Average Compensation	Years of Service
	5	10	15	20	25	30	35	40
$100,000	$9,200	$18,300	$27,500	$36,700	$48,400	$60,000	$71,700	$81,800
150,000	14,400	28,800	43,200	57,600	75,700	93,900	112,000	127,100
200,000	19,600	39,200	58,900	78,500	103,100	127,700	152,400	172,500
250,000	24,800	49,700	74,500	99,400	130,500	161,600	192,700	217,800
300,000	30,100	60,100	90,200	120,300	157,900	195,400	233,000	263,200
350,000	35,300	70,600	105,900	141,200	185,200	229,300	273,300	308,500
400,000	40,500	81,000	121,600	162,100	212,600	263,100	313,700	353,900
450,000	45,700	91,500	137,200	183,000	240,000	297,000	354,000	399,200
500,000	51,000	101,900	152,900	203,900	267,400	330,800	394,300	444,600
550,000	56,200	112,400	168,600	224,800	294,700	364,700	434,600	489,900
600,000	61,400	122,800	184,300	245,700	322,100	398,500	475,000	535,300
650,000	66,600	133,300	199,900	266,600	349,500	432,400	515,300	580,600
700,000	71,900	143,700	215,600	287,500	376,900	466,200	555,600	626,000
750,000	77,100	154,200	231,300	308,400	404,200	500,100	595,900	671,300
800,000	82,300	164,600	247,000	329,300	431,600	533,900	636,300	716,700
850,000	87,500	175,100	262,600	350,200	459,000	567,800	676,600	762,000

Years of service in the non-qualified defined benefit pension plan begin at date of hire, except as discussed above. At March 31, 2004, accrued years of service for officers named in the summary compensation table were: Mr. Crowley Jr. - 36 years, Mr. Maurer - 21 years, Mr. Anderegg - 10 years, Mr. Callen - 4 years, and Ms. Scholz - 22 years. Mr. Meeuwsen became eligible to participate in the defined benefit retirement plan in 2002; his accrued years of service to determine benefits began on January 1, 2002, and thus Mr. Meeuwsen had one year of accrued service at the time of his retirement. As of March 31, 2004, Mr. Crowley Sr. has more than 70 years of service with the Bank. The amount of his total annual accrued benefit as of December 31, 2003 was approximately $383,100.

Employment Arrangements

The Bank has employment agreements with Messrs. Crowley Sr., Crowley Jr., Maurer, Anderegg, Callen and Colberg (another executive officer), and Ms. Scholz. (Mr. Colberg’s employment agreement originated with First Northern, and is separately discussed below.) The initial terms of the employment agreements are three years. For each of Messrs. Crowley, each year the agreement may be extended so that the agreement remains in effect for a rolling three years upon agreement of Messrs. Crowley and by affirmative action of the Bank’s board of directors. For the other executives, at the January 1, 2004 end of the initial three year term and on each anniversary date thereafter, the employment term may be extended for an additional year upon agreement of the executive and by affirmative action taken by the Bank’s board. The terms were so extended at January 1, 2004. Under the employment agreements, each executive is entitled to a base salary which is reviewed annually based upon individual performance and the Bank’s financial results, as well as benefits and perquisites, in accordance with the Bank’s policies.

The current annual salary amounts for each of the covered executive officers are as follows: Mr. Crowley Jr.-$620,000; Mr. Crowley Sr.-$240,000; Mr. Maurer-$164,250; Mr. Anderegg - $164,250; Mr. Callen - $159,925; and Ms. Scholz - $114,125. These amounts may be changed in subsequent years, but generally may not be reduced.

The employment agreements can be terminated at the election of the executive officer or the Bank at the expiration of the term, at any time for cause, upon the occurrence of certain events specified by federal statute or regulation, or as a result of the executive officer’s retirement, disability or death. Each employment agreement can also be voluntarily terminated without cause by the executive officer or the Bank. Each executive officer may also terminate his or her employment agreement under certain circumstances following a change in control.

Upon termination of an executive’s employment at his or her election at the expiration of the term of the employment agreements, the executive is entitled to receive unpaid compensation for the period of employment plus accrued but unused vacation time. Upon termination of employment at the election of the Bank at the expiration of the term, the executive is entitled to receive the same compensation as if he or she had voluntarily terminated at the end of the term as well as an amount equal to 100% of his or her annual base salary at the date of termination and certain benefits for a period of twelve months thereafter.

Upon each executive’s death or retirement at age 65, the executive or the executive’s personal representative will receive his or her earned but unpaid base salary and incentive compensation prorated to the end of the calendar month in which such termination occurs and compensation for accrued but unused vacation time. If the executive officer terminates employment voluntarily or is terminated by the Bank for cause, the executive shall not be entitled to any compensation or benefits for any period after the date of termination.

If during the term the Bank terminates an executive officer without cause or the employment agreement is terminated by the executive officer for cause, the executive would be entitled to receive 100% of base salary at the time of termination through the end of a one-year severance period. In the case of Messrs. Crowley, however, the period is extended to 12 months beyond the current term of employment, but not more than 36 months. Also, the executive would continue to receive certain insurance and other benefits until twelve months after the end of the term of employment. The Bank must also pay to each executive an additional lump sum cash payment in an amount equal to the product of the Bank’s annual aggregate contributions for the executive to all qualified retirement plans in the year preceding termination and the number of years in the severance period.

Under each employment agreement, the executive officer may also terminate employment following a change in control of the Bank under certain circumstances, including a reduction in compensation or responsibilities. Upon any such termination as a result of a change in control, each executive officer has a right to receive payments and benefits as if a termination by the Bank without cause had occurred. However, the aggregate amount of all severance payments and termination benefits, computed on a present value basis, may not exceed an amount which would cause the payments to be characterized as parachute payments within the meaning of Section 280G(b)(2) of the Internal Revenue Code (the “Code”). That section generally defines parachute payments to include any severance payments and termination benefits which, on a present value basis, equal or exceed three times the person’s average annual total compensation over a five-year period immediately preceding the change in control.

When First Northern was acquired by Bank Mutual Corporation as of November 1, 2000, Rick B. Colberg, now the Company’s Chief Financial Officer, entered into a new employment agreement with First Northern; this agreement was assumed by the Bank when First Northern merged into it. The terms of this employment agreement are substantially the same as those for executive officers (other than Messrs. Crowley) described above, except that Mr. Colberg would have been entitled to two years’ salary in the event the Bank would not renew the agreement at the end of its initial term. Also, when the agreement was renewed as of November 1, 2003, it was renewed at an annual salary of $116,500 for a 14-month period to make the term coincident with the terms of the other executive officers’ agreements.

Mr. Meeuwsen had an employment agreement with First Northern prior to its acquisition by Bank Mutual Corporation. Upon Mr. Meeuwsen’s retirement in 2003, compensation under his employment agreement ended, and Mr. Meeuwsen entered into a resignation and separation agreement. As part of that agreement, the Company agreed that Mr. Meeuwsen could retain his company automobile, which had a book value of approximately $8,000. That agreement also provided for, and the Compensation Committee agreed to, the early vesting of stock options for 58,699 shares which otherwise would not have vested; based upon the closing price of Company common stock on the date of the agreement, the shares had a market value of approximately $410,753 in excess of the option exercise price. Mr. Meeuwsen forfeited options for 117,394 shares and 98,319 restricted shares, however, because they were not vested. The resignation and separation agreement had other provisions which were consistent with Mr.

Meeuwsen’s employment agreement in the case of a voluntary termination by Mr. Meeuwsen, and he further confirmed his non-competition agreement with the Company.

Other Compensation Agreements

Crowley Sr. Deferred Compensation Agreement. The Bank has had a deferred compensation arrangement with Mr. Crowley Sr. for over 20 years under which it agreed to defer part of Mr. Crowley’s compensation in exchange for compensation payments at the later date. The precise provisions have been modified from time to time, most recently in a 1998 agreement. To fund this obligation, the Bank purchased a life insurance policy on Mr. Crowley, Sr. The policy is fully paid, and the Bank believes the arrangement is fully funded.

Upon Mr. Crowley Sr.’s retirement, he will receive a life income in monthly installments, with a minimum of 240 installments. The monthly installments will be equal to the amount that would be payable to the Bank under the life insurance policy if the Bank were to exercise a settlement option under the policy for monthly life income, with a 240 month period certain, with payments commencing as of the date of Mr. Crowley’s retirement. If Mr. Crowley were to die before retirement or receipt of 240 monthly payments, the amounts otherwise payable to him will be paid in equal shares to his two children (including Mr. Crowley Jr.) or to their survivors. Under certain circumstances, the Bank may elect to make a lump sum or other type of payment to Mr. Crowley Sr. or his heirs, which would be based upon other forms of payment which may be available under the life insurance policy.

First Northern Supplemental Retirement Agreements. Before it was acquired by the Company, First Northern Savings entered into supplemental retirement agreements with Mr. Meeuwsen, Mr. Colberg and certain other officers. Messrs. Meeuwsen and Colberg, or their beneficiaries, will receive a total of 180 monthly payments of $10,520 and $2,646 per month, respectively, commencing on the first day of the month following the earlier of their respective attainment of age 65 or their death. If the supplemental retirement benefits commence prior to the executive’s attainment of age 65 because of his death, or if the executive officer requests acceleration of his benefit payments (and the compensation committee consents to such acceleration), the amount of the monthly payment will be reduced to reflect a 6% discount rate compounded monthly. These supplemental retirement agreements are vested and are subject to the same parachute payment limitations that govern employment agreements.

Other Benefit Plans

Employee Stock Ownership Plan. The ESOP is a tax-qualified plan that covers substantially all salaried employees who have at least one year of service and have attained age 21. It became effective at the completion of the Bank’s 2000 restructuring. The Company loaned the ESOP sufficient funds to purchase up to 8% of the Company shares issued to persons other than the MHC. The ESOP has purchased 3,271,947 Company shares.

The loan is for a term of ten years and calls for level annual payments of principal. Interest payments, at the prime rate, will be made quarterly. The ESOP initially pledged the shares it purchased as collateral for the loan and holds them in a suspense account until allocated to employees upon repayment of loan principal.

The ESOP does not allocate the pledged shares immediately. Instead, it will release a portion of the pledged shares annually as payments are made on the loan. The loan payments made by the ESOP come from employer contributions and, in 2002, dividends paid on the shares held in the plan. If the ESOP repays its loan as scheduled over a 10-year term, 10% of the shares would be released and allocated to participants annually in 2001 through 2010. As a result of the actual payments made, 327,194 and 436,960 shares were allocated to participants’ accounts in 2003 and 2002, respectively. The ESOP allocates the shares released each year that are attributable to employer contributions among the accounts of participants in proportion to their compensation for the year. For example, if a participant’s compensation for a year represents 1% of the total compensation of all participants for the year, the ESOP would allocate to that participant 1% of the shares released for the year attributable to employer contributions.

ESOP participants direct the voting of shares allocated to their individual accounts. Shares in the suspense account, which are those not yet allocated to individual accounts, are voted at the Company board’s discretion.

Restoration Plans. The Company also maintained “Restoration Plans” to compensate participants for any benefits under the ESOP and the Bank Mutual Corporation 401(k) Plan which they are unable to receive because of limitations under the Code on contributions and benefits. The plans were originally established in 2001 by the Bank as parts of a single plan; they were approved by the Compensation Committee as part of the assumption of the plans at the holding company level.

The Code limits the salary deferrals that an employee may contribute to the 401(k) Plan and also restricts the amount of tax-qualified plan benefits that can be received by plan participants.

The restoration plans provide benefits for officers and employees based upon the allocations they would have received in the ESOP in the absence of Code limitations. The restoration plans also permit eligible officers to defer compensation which they are unable to contribute to the 401(k) Plan and receive allocations thereunder because of Code limits. Under the Code, in 2003, only the first $200,000 of compensation may be considered in determining benefits under tax-qualified plans. That amount is subject to annual cost-of-living adjustments, and increases to $205,000 in 2004.

For example, under the ESOP, only the first $200,000 of earnings are considered in determining ESOP benefits for 2003. Under the restoration plans, an executive officer or employee would receive an amount equal to the benefit that the participant would have received under the ESOP in the absence of the compensation limit. Therefore, if an officer had total compensation of $250,000, the officer would receive an award equal to the average allocation percentage under the ESOP for the $50,000 of compensation in excess of the Code limit.

The restoration plan relating to the ESOP covers all employees, and the plan relating to the 401(k) plan covers all executive officers. The annual allocations to employees under the restoration plans are not tax deductible by the employer or included in the taxable compensation of the employees receiving the allocations. When benefits are paid to employees following their termination of employment, the payments will be deductible by the employer and included in the taxable compensation of the employees receiving those payments.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Committee Composition. The Bank Mutual Corporation board of directors has established a Compensation Committee to determine salaries, and make other compensation and plan decisions. It made compensation determinations for 2003, and expects to continue in that role going forward. The current members of the Compensation Committee are identified below.

Compensation Philosophy. In determining compensation, the Committee has recognized that the Company and its subsidiaries must provide its executive officers and key employees a competitive compensation package in order to attract and retain talented and highly experienced personnel. The Committee has sought to offer compensation which it believes is in line with compensation paid by other similarly situated institutions (including banks, savings banks and savings associations, but not co-extensive with the broad based, nationwide group used for peer group comparison in the Performance Graph), so as to be neither unduly generous nor lagging other institutions. In making its decisions, the Committee has also noted that, as a mutual institution, the Bank previously could not provide stock-based incentive compensation, as could publicly held institutions, and noted the effect on prior compensation when going forward.

Base Salary. In determining the base salary of executive officers under their employment agreements, the Committee reviewed, among other things, third party surveys of peer institutions, the historical compensation of those officers and performance of the Company and its subsidiaries, including First Northern prior to the acquisition in the case of former First Northern officers. The Committee noted that comparisons between 2001 and other years were affected by the change in accounting for goodwill, pursuant to which goodwill is no longer regularly amortized, that became effective in 2002.

In making those reviews about performance in fiscal 2002 for fiscal 2003 compensation, the Committee also recognized the significant efforts which all of the executive officers had made during 2002 to continue the implementation of the acquisition of First Northern, and prepare for the merger of First Northern into the Bank.

Salary determinations were not directly related to statistical corporate performance, since the bonus and incentive plans are heavily performance based and remained significant in 2003. Based upon those results, the Committee determined that most executive officers should receive a modest increase (up to 4.2%) in base salary, except in the case of Mr. Meeuwsen who received a 23% increase to reflect changing duties and a 9% increase to the chief financial officer who had been covered by the now-eliminated former First Northern bonus plan, which had a higher bonus component in its compensation than the Bank’s. The Committee also noted that stock-based incentives were awarded in 2001 and provided an additional means of compensation, but that no additional awards were made in 2002 and were considered unlikely in 2003 when compensation decisions were made.

Bonus/Incentives. For fiscal 2003, cash incentive payments were determined under the Bank’s cash incentive plan. Under the plan for 2003, the Committee set the Company’s return on assets and income targets, of 0.92% and $26.1 million, respectively, as well as target bonus payments (expressed as a percentage of base salary) for each of the executive officers. Actual bonus amounts are determined based upon the Company’s performance as to those financial criteria. For each average percentage point by which the Company missed its targets, the potential bonus would be reduced by 1.5 percentage points. The plan permits a portion of the bonus to be determined based on individual performance goals; that alternative was used for 20% of the bonus for selected individuals (excluding Messrs. Crowley) in 2003.

In fiscal 2003, the Company achieved 83% and 85% of its return on assets and income targets, respectively, for an average of 84%. Therefore, due to the reduction by 1.5 times the percent by which goals were missed, executive officers earned bonuses equaling 76% of their target bonus amounts, to the extent bonuses were determined by corporate performance. In cases in which a discretionary bonus component was also paid to certain executive officers, it was also set at 76% of the target amount to mirror the statistical determination.

Chief Executive Officer Compensation. In addition to the factors discussed above, when determining the salary of the Chief Executive Officer, the Committee continued a transition that began the prior year to more incentive-based compensation but also to recognize in his base pay the satisfaction with his performance. The Committee noted his accomplishments during 2002, particularly the planning progress toward combining the two subsidiaries and the beginning of consideration of the Company’s full conversion transaction. The Committee therefore increased the cash base salary to the CEO by 4.2%. The Committee also noted that under the cash incentive plan, the Chief Executive Officer would be eligible to earn a cash incentive bonus of up to 20% of his $620,000 base salary. His 2003 bonus was $94,240, which in the CEO’s case was 76% of the maximum bonus amount, determined solely as a result of corporate performance under the Bank’s cash incentive plan.

In addition, the Committee noted that the Chief Executive Officer was eligible for stock-based compensation under the 2001 Plan. The Chief Executive Officer was awarded 293,488 restricted shares, and options to purchase 675,021 shares in 2001. No further awards were made in 2002 or 2003 as a result of the significant awards in 2001 and the limitation of shares available under the 2001 Plan. In 2003, the CEO was allocated 3,260 shares under the ESOP, on the same basis as other employees. In addition, under the benefits restoration plan, the CEO received payments totaling $93,008, due to the limitation of benefits under qualified plans relating to the 401(k) Plan and ESOP.

Stock-Based Incentives. The Committee believes that stock-based compensation can provide an important incentive to executive officers that also aligns their interests with those of shareholders, since the value of the compensation will depend upon the performance of the stock price. The ESOP has been established, and the 2001 Plan was approved by shareholders, to provide certain stock-based compensation. However, Office of Thrift Supervision (“OTS”) regulations limited the amount and types of stock-based compensation which could be authorized or granted within one year of Bank Mutual Corporation’s restructuring.

In view of the size of awards under the 2001 Plan made during 2001, the OTS regulations which limited the size of the 2001 Plan and the desire to retain the ability to grant additional options or awards to newly hired persons, the committee did not grant any stock options, or award any restricted shares, to executive officers in 2003. However, the Committee has approved the 2004 Incentive Plan, subject to shareholder approval. The 2004 Incentive Plan would provide an additional stock-based incentive to executive officers, key employees and directors.

Section 162(m) Limitations. Section 162(m) of the Code limits the deductibility of compensation to certain executive officers of publicly held companies of over $1 million in any fiscal year. Exceptions are made for, among other things, performance-based plans approved by shareholders. The Committee is mindful of these limitations. Shareholder approval of the 2001 Plan was obtained, and approval of the 2004 Incentive Plan is being sought, among other reasons to qualify for an exception from Section 162(m) for the performance-based compensation (primarily stock options) payable under the plans.

Members of the Compensation Committee:

David J. Rolfs (Chairman) Raymond W. Dwyer, Jr. Thomas J. Lopina, Sr. William J. Mielke

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee was an officer or employee of the Company or a bank subsidiary, nor did any of them have any other reportable interlock. Mr. Lopina has outstanding loans from the Bank. For a description of the Company’s policies with respect to loans to officers, directors and employees, and Mr. Lopina’s loans, see “Certain Transactions with the Company.”

PERFORMANCE GRAPH

Set forth below is a line graph comparing the cumulative total shareholder return on Company common stock, based on the market price of the common stock and assuming reinvestment of cash dividends, with the cumulative total return of companies on the NASDAQ Stock Market US Index, and the SNL Midwest Thrift Index. The graph assumes $100 was invested on November 2, 2000, the first date of our stock trading, in Company common stock and each of those indices. In addition, we also present comparable information for the SNL Mutual Holding Company Thrift Index, which the Company previously used as its “peer group” index. Because of the end of the Company’s mutual holding company form of ownership in 2003 in the conversion to full shareholder ownership, the Company believes that the SNL Midwest Thrift Index will provide a more comparable peer group, of thrift institutions generally operating in the same geographic area, for comparison going forward.

Stock/Index	11/02/00	12/31/00	12/31/01	12/31/02	12/31/03
Company Common Stock	$100.00	$93.83	$153.94	$237.14	$434.30
NASDAQ Stock Market (U.S.)	$100.00	$71.67	$56.86	$39.30	$77.79
SNL Midwest Thrift Index	$100.00	$116.79	$134.31	$173.15	$240.55
SNL Mutual Holding Company Thrift Index	$100.00	$113.45	$147.65	$212.02	$358.55

PROPOSED 2004 STOCK INCENTIVE PLAN

The information in this proxy statement with respect to the proposed 2004 Incentive Plan is qualified in its entirety by reference to the text of the Bank Mutual Corporation 2004 Stock Incentive Plan, which is attached hereto as Appendix A.

General

At the annual meeting, Company shareholders are asked to approve the Bank Mutual Corporation 2004 Stock Incentive Plan (the “2004 Incentive Plan”). The 2004 Incentive Plan was adopted by the Company’s board on February 2, 2004, subject to shareholder approval at the annual meeting. The 2004 Incentive Plan is intended to constitute a stock-based incentive plan for the Company, as contemplated in the offering and proxy materials for the conversion of Bank Mutual Corporation to a fully shareholder-owned company in 2003. It includes provisions by which the Company may grant directors, executive officers and other officers and key employees stock options and/or management recognition awards, which may be designated as restricted stock awards or restricted stock unit awards. The terms and conditions of any stock incentive plan adopted within one year of a mutual-to-stock conversion are substantially limited by regulations of the OTS, and the Company has drafted the plan to comply with those OTS regulations. No options or awards have yet been granted under the 2004 Incentive Plan, and will not be granted prior to shareholder approval of the 2004 Incentive Plan. See “Executive Compensation” above with information on awards previously made under the 2001 Plan.

The 2004 Incentive Plan is intended to enhance the operations of Bank Mutual Corporation and its subsidiaries by providing increased incentives for selected officers, key salaried employees and directors of the Company. The 2004 Incentive Plan follows on and mirrors the incentives provided by the 2001 Plan, which was approved by shareholders. However, as a result of the 2003 conversion transaction, no further award grants may be made under the 2001 Plan and a new plan is needed to provide these sorts of stock-based incentives. The Company board believes that adoption of the 2004 Incentive Plan is desirable because it will promote the interests of the Company and its shareholders by continuing and strengthening the Company’s ability to retain and attract key salaried employees and directors, by encouraging them to maintain a personal interest in the Company’s continued success and progress, and by providing a means linking personal compensation to creation of value to Company shareholders.

The 2004 Incentive Plan complies with the regulations of the OTS. However, the OTS in no way endorses or approves the 2004 Incentive Plan. No written or oral representation shall, or may, be made regarding OTS approval. If any such representations are made, they should not be relied upon.

The Bank Mutual Corporation board of directors has adopted the 2004 Incentive Plan as advisable and in the best interests of the Company and its shareholders. The board unanimously recommends that Company shareholders vote FOR approval of the 2004 Incentive Plan.

2004 Incentive Plan

The 2004 Incentive Plan provides for the grant of:

•	incentive stock options (“ISOs”), intended to qualify within the meaning of Section 422 of the Code;

•	non-qualified stock options (“NSOs”); and

•	management recognition awards, which may be designated as restricted stock awards or restricted stock unit awards.

In this proxy statement, we refer to ISOs and NSOs as “options”, and options and restricted stock or restricted stock unit grants collectively as “awards”.

Under the 2004 Incentive Plan, the maximum number of shares of Company common stock that may be issued pursuant to options is 4,106,362, and the maximum number of shares subject to management recognition awards, which may be restricted stock or restricted stock units, is 1,642,521. Shares may either be original issue shares or treasury shares that have been repurchased by the Company. The total number of shares that may be issued under the 2004 Incentive Plan represents approximately 7.3% of the number of shares of common stock outstanding. The 2004 Incentive Plan has a term of ten years.

The 2004 Incentive Plan will be administered by a committee designated by the Bank Mutual Corporation board, which initially is the Compensation Committee. The Committee, in its discretion, will designate the persons to whom awards will be made, grant the awards in the form and amount as it determines, and impose such limitations, restrictions and conditions upon any such award as it deems appropriate. Key salaried employees and directors of the Company or any subsidiary are eligible to receive awards, with the following limits:

•	No one person may receive more than 25% of the shares available for award;

•	Non-employee directors may not receive more than 5% individually, or 30% in the aggregate, of the shares available for option or management recognition awards.

The Company estimates that the number of persons currently eligible to participate in the 2004 Incentive Plan is in the range of 60 to 70, including each of the executive officers and the directors. The Company cannot determine at this time the number of awards to be granted in the future to persons named in the Summary Compensation Table in this proxy statement, to any other specific officer or employee, to all current executive officers as a group, to all employees as a group or to all directors.

The exercise price of options granted under the 2004 Incentive Plan may not be less than 100% of the fair market value, as defined in the 2004 Incentive Plan, of the shares on the date the option is granted. Subject to change in control provisions discussed below, 20% of the shares covered by options granted under the 2004 Incentive Plan will become exercisable after one year and an additional 20% in each of the next four years. While the Committee may designate a slower vesting schedule, options may not vest more quickly than under the vesting schedule provided in the 2004 Incentive Plan. In addition, the Committee does not have the authority to reprice options, accelerate vesting or otherwise materially vary the terms of options once they are granted. Options will have a maximum exercise term of ten years from the date of grant.

No person may receive an ISO if, at the time of grant, the person owns, directly or indirectly, more than 10% of the total combined voting power of the Company, unless the exercise price is at least 110% of the fair market value of the shares and the exercise period of such ISO is limited to five years. The maximum fair market value, determined at time of grant, of shares covered by ISOs that first become exercisable by any employee in any one calendar year is limited to $100,000. On March 4, 2004, the fair market value of Company common stock, as defined in the 2004 Incentive Plan, was $11.14 per share.

Shares of restricted stock may be issued either alone or in addition to other awards granted under the 2004 Incentive Plan. The Committee will determine the eligible persons to whom and the times at which grants of restricted stock will be made, the number of shares to be awarded, the time or times within which such awards may be subject to forfeiture, and any other terms and conditions of the awards. Shares of restricted stock will not vest more quickly than provided by the schedule for options. Grants of restricted stock also may be conditioned upon the attainment of specified performance goals or other criteria determined by the Committee, and the provisions of restricted stock awards do not need to be the same with respect to each recipient.

Each individual receiving a restricted stock award will be issued a stock certificate in the recipient’s name and bearing a legend referring to the restrictions applicable to the shares. Until the restrictions lapse, a grantee will not be permitted to transfer or encumber the shares of restricted stock, but will have all of the other rights of a shareholder, including the right to vote the shares and the right to receive dividends. All shares still subject to restriction will be forfeited upon termination of a grantee’s service. In addition to the time vesting requirements, restricted stock and restricted stock units may include other conditions to the lapse of restrictions or the receipt of the underlying shares.

The Committee may determine to grant restricted stock units under the 2004 Incentive Plan. Instead of being issued a certificate for shares, a restricted stock unit grant consists of an agreement to issue shares in the future if specified conditions established by the Committee are satisfied. Until the stock certificates are issued, a recipient does not have a right to vote, dispose of or receive dividends on the shares which underlie a unit. Unvested restricted stock units are forfeited upon termination of a grantee’s service. Restricted stock unit awards are otherwise substantially similar to those for restricted stock.

In the event of any recapitalization, stock split or reverse split, stock dividend, merger in which Bank Mutual Corporation is the surviving entity, combination or exchange of shares, or other capital change affecting Company common stock, appropriate changes in the number and kind of shares available for grant under the 2004 Incentive Plan and in the number, price and kind of shares covered by outstanding awards shall be made. In the case of an acquisition of the Company, the related agreement may provide for conversion of options in an equitable manner comparable to the consideration received by shareholders. The 2004 Incentive Plan also provides that all awards will become fully vested upon a change in control of the Company. Special accelerated vesting and exercise rules apply in the event of death or disability. If an optionee is terminated for cause, all options held by such optionee shall be deemed terminated and not exercisable.

Payment for shares acquired through the exercise of options issued under the 2004 Incentive Plan may be made either in cash or in shares of Company common stock beneficially owned by the optionee for at least six months prior to exercise, valued at their fair market value as of the exercise date, or in a combination thereof.

Each award under the 2004 Incentive Plan will be evidenced by an agreement containing such terms and conditions as the Committee may establish from time to time.

Tax Consequences

The following is a brief summary of the principal federal income tax consequences of awards made under the 2004 Incentive Plan based upon the applicable provisions of the Code in effect on the date hereof.

Non-Qualified Stock Options. An optionee will not recognize taxable income at the time an NSO is granted. Upon exercise of an NSO, an optionee will recognize taxable income in an amount equal to the difference between the exercise price and the fair market value of the shares at the date of exercise. The amounts of such difference will be a deductible expense to the Company for tax purposes. On a subsequent sale or exchange of shares acquired pursuant to the exercise of an NSO, the optionee will recognize a taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of such shares. The tax basis will, in general, be the amount paid for the shares plus the amount treated as compensation income at the time the shares were acquired pursuant to the exercise of the option.

Incentive Stock Options. A optionee will not recognize taxable income at the time an ISO is granted. Further, an optionee will not recognize taxable income upon exercise of an ISO if the optionee complies with two separate holding periods: shares acquired upon exercise of an ISO must beheld for at least two years after the date of grant and for at least one year after the date of exercise. The difference between the exercise price and the fair market value of the stock at the date of exercise is, however, a tax preference item. When the shares of stock received pursuant to the exercise of an ISO are sold or otherwise disposed of in a taxable transaction, the optionee will recognize a capital gain or loss, measured by the difference between the exercise price and the amount realized.

Ordinarily, an employer granting ISOs will not be allowed any business expense deduction with respect to stock issued upon exercise of an ISO. However, if all of the requirements for an ISO are met except for the holding period rules set forth above, the optionee will be required, at the time of the disposition of the stock, to treat the lesser of the gain realized or the difference between the exercise price and the fair market value of the stock at the date of exercise as ordinary income and the excess, if any, as capital gain. The Company will be allowed a corresponding business expense deduction to the extent of the amount of the optionee’s ordinary income.

Restricted Stock. A grantee receiving a restricted stock award will generally recognize ordinary income in an amount equal to the fair market value of the stock at the time the stock is no longer subject to forfeiture. While the restrictions are in effect, the grantee will recognize compensation income equal to the amount of any dividends received and the Company will be allowed a deduction for that amount. A grantee may elect, under Section 83(b) of the Code, within 30 days of the stock grant, to recognize taxable ordinary income on the date of grant equal to the fair market value of the shares (determined without regard to the restrictions) on such date. The Company will generally be entitled to a deduction equal to the amount that is taxable as ordinary income to the grantee in the year that such income is taxable.

Restricted Stock Units. A grantee will not recognized taxable income at the time a restricted stock unit award is granted. When the applicable conditions have been satisfied, the grantee will recognize ordinary income in an amount equal to the fair market value of the stock that is issued. The Company will generally be entitled to a deduction equal to the amount that is taxable as ordinary income to the grantee in the year that such income is taxable.

CERTAIN TRANSACTIONS WITH THE COMPANY

The Bank has had, and expects to continue to have, regular business dealings with its officers and directors, as well as their associates and the firms which they serve. The Bank’s historical policy has been that transactions with its directors and executive officers be on terms that are no more beneficial to the director or executive officer than the Bank would provide to unaffiliated third parties. Directors and executive officers, and their associates, regularly deposit funds with the Bank; the deposits are made on the same terms and conditions which are offered to other depositors.

The Bank historically discouraged lending from the Bank to its insiders, but loans were occasionally made. Certain directors and executive officers have been indebted to the Bank for loans made in the ordinary course of business. Those loans have been on substantially the same terms, including interest rates and collateral, as those then prevailing for comparable transactions with other persons. These loans do not involve more than the normal risk of collectability or present other unfavorable features.

Upon the merger of First Northern into the Bank, the combined Bank adopted policies for loans, with preferential rates, to officers, directors and employees similar to First Northern’s historical policies. Prior to its acquisition by the Company, First Northern established policies relating to loans to directors and officers which, consistent with applicable laws and regulations, permitted certain preferential loan terms to directors and executive officers. Management believes that the loans made to directors, officers and employees do not involve more than the normal risk of collectability or present other unfavorable features.

The following table sets forth certain data relating to existing loans with these special terms to directors and executive officers of Bank Mutual Corporation where the aggregate amount of such loans exceeded $60,000 at any time since January 1, 2003 and the interest rate was below that offered to all other customers for comparable transactions. Information for loans with no preferential terms is not, and need not be, presented.

Name and Positions	Type	Date of Loan	Original Amount of Loan			Maximum Balance in 2003		Balance as of 12/31/03		Interest Rate During Last Fiscal Year	Comparable Note Rate for Other Customers
Thomas J. Lopina Director	Mortgage LC (2)	6/23/93 12/11/00	$ $	110,000 65,000	(2)	$ $	83,465 64,508	$ $	80,228 63,849	3.0%(1) 4.0%(3)	6.25% 5.5%(3)
Michael D. Meeuwsen former President and COO of the Company and EVP and COO of the Bank	Mortgage LC (2)	02/24/97 07/11/91	$ $	156,000 100,000	(2)	$ $	79,490 67,445		-0- -0-	3.0%(1) 4.0%(4)	7.25% 4.25%(3)
Robert B. Olson Director	Mortgage Mortgage (Second Home)	7/31/97 9/29/98	$ $	160,000 100,000		$ $	105,934 13,059		$97,152 -0-	3.0%(1) —	6.625% —
J. Gus Swoboda Director	Mortgage LC (2)	4/13/98 3/15/01	$ $	170,000 100,000	(2)	$ $	134,290 76,276	$ $	126,322 76,276	3.0%(1) 4.0%(3)	5.75% 5.5%(3)

(1)	On January 1, 2004, in accordance with the First Northern mortgage loan policy for directors, officers and employees, the interest rate on mortgage loans for officers and directors was 3.0%. It was 4% during January 2003, and 3% for the balance of the year. The interest rate for 2004 is 2.75%.

(2)	Line of credit. The amount shown for the original amount is the maximum amount which may be borrowed under the line. The lines are secured by second mortgages.

(3)	The line of credit interest rate is based on the prime interest rate, and varied from 4.00% to 4.25% during 2003; amounts shown are at year end.

(4)	Varied from 4.0% to 4.25% prior to Mr. Meeuwsen’s retirement, and 6.0% thereafter.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Bank Mutual Corporation board of directors was constituted in 2000, upon the Company’s formation. The Audit Committee’s functions include meeting with the Company’s independent auditors and making recommendations to the board regarding independent public accountants; assessing the adequacy of internal controls, accounting methods and procedures; review of public disclosures required for compliance with securities laws; and consideration and review of various other matters relating to the Company’s financial accounting and reporting. No member of the Audit Committee is employed by or has any other material relationship with the Company. The members are “independent” as defined in Rule 4200(a)(15) of the NASD listing standards for the Nasdaq Stock Market. The board of directors has adopted a written charter for the Audit Committee; a copy of that charter is attached to this proxy statement as Appendix B.

In connection with its function to oversee and monitor the financial reporting process of the Company, the Audit Committee has done the following:

•	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2003 with Bank Mutual Corporation management;

•	discussed with Ernst & Young LLP, the Company’s independent auditors, those matters which are required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380); and

•	received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young LLP its independence.

Based on the foregoing, the Audit Committee recommended to the board that those audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2003.

In addition, the Audit Committee also considered the fees paid to Ernst & Young LLP for services provided by Ernst & Young during 2003. See “Independent Auditors” below. The Committee believes that the provision of the non-audit services is compatible with maintaining Ernst & Young’s independence.

Members of the Audit Committee:

William J. Mielke, Chairman         Thomas H. Buestrin         Robert B. Olson         David J. Rolfs

INDEPENDENT AUDITORS

The firm of Ernst & Young LLP has audited the books and records of Bank Mutual Corporation for 2003; it has served as the independent accountants for the Bank for more than 20 years and of the Company since its inception in 2000. The audit committee and board of directors have decided to appoint Ernst & Young LLP as the independent auditors to audit the books and accounts of the Company for 2004, subject to shareholder ratification. Representatives of Ernst & Young LLP are expected to be present at the annual meeting to respond to appropriate questions and to make a statement if they so desire.

Fees (including reimbursements for out-of-pocket expenses) paid to Ernst & Young LLP for services in fiscal 2003 and 2002 were as follows:

	2003	2002
Audit fees:	$270,000	$163,500
Audit-related fees:	-0-	-0-
Tax fees:	40,475	41,875
All other fees:	-0-	-0-

The above amounts relate to services provided in the indicated fiscal years, irrespective of when they were billed. Audit fees in 2003 included professional services related to the audited financial statements in connection with Bank Mutual Corporation’s SEC registration statement for its 2003 offering of stock. Tax services consisted solely of compliance matters, including tax return assistance. The Audit Committee considered the compatibility of non-audit services by Ernst & Young LLP with the maintenance of that firm’s independence.

The Audit Committee generally approves all engagements of the independent auditor in advance, including approval of the related fees. The Audit Committee approves individual projects and the approved levels of fees for each. Management must have them approved by the Committee. Projects of the types approved in general by the Committee for which fees total less than $10,000 in each case may be approved by management with the concurrence of the chair of the audit committee, subject to review and approval by the Committee at its next meeting. There were no services in fiscal 2003 that were not approved in advance by the Committee or by the chairman under this policy. Services in fiscal 2002 were engaged prior to the development of the Committee’s current requirements for prior approval.

SHAREHOLDER PROPOSALS AND NOTICES

Shareholder proposals must be received by the Secretary of Bank Mutual Corporation, Eugene H. Maurer, Jr., no later than November 12, 2004 in order to be considered for inclusion in next year’s annual meeting proxy materials pursuant to SEC Rule 14a-8.

Under SEC rules relating to the discretionary voting of proxies at shareholder meetings, if a proponent of a matter for shareholder consideration (other than a shareholder proposal) fails to notify Bank Mutual Corporation at least 45 days prior to the month and day of mailing the prior year’s proxy statement, then management proxies are allowed to use their discretionary voting authority if a proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement. Therefore, any such matters must be received by the Company by January 26, 2005 in the case of the 2005 annual meeting of shareholders. The Company is not aware of any such proposals for the 2004 annual meeting.

The Company bylaws also require that any nomination of a director or submission of a matter for consideration of the meeting must be presented, with specified accompanying information, to Bank Mutual Corporation’s corporate Secretary at least 70, but not more than 100, days before the scheduled date for the next annual meeting of shareholders. No such submissions have been received by the Company for the 2004 annual meeting. Assuming that the 2005 annual meeting is held as scheduled on May 2, 2005, the period in which materials must be received is between January 22, 2004 and February 21 for the 2005 annual meeting.

By Order of the Board of Directors

Eugene H. Maurer, Jr. Senior Vice President and Secretary

Milwaukee, Wisconsin

March 9, 2004

A copy (without exhibits) of Bank Mutual Corporation’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2003 is attached to this proxy statement. The Company will provide an additional copy of the 10-K (without exhibits) without charge to any record or beneficial owner of Company common stock on the written request of that person directed to: Rick B. Colberg, Chief Financial Officer, Bank Mutual Corporation, 4949 West Brown Deer Road, Milwaukee, Wisconsin 53223. The 10-K provides a list of exhibits, which will be provided for a reasonable fee to reflect duplication and mailing costs; exhibits are also available through the SEC’s website at www.sec.gov.

Multiple Shareholders Sharing the Same Address. In some cases, we have multiple shareholders of record at a single address. We are sending a single annual report and proxy statement to that address unless we received instructions to the contrary. Each shareholder of record, however, will continue to receive a separate proxy card. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you wish to receive separate copies of the annual report and proxy statement now or in the future, or to discontinue householding entirely, you may call our transfer agent, Registrar and Transfer Company, at 1-800-368-5948, contact it by e-mail at info@rtco.com, or provide written instructions to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572.

If you receive multiple copies of the annual report and proxy statement, you also may contact our transfer agent at the telephone number or address above to request householding. If your shares are held in street name through a bank, broker or other holder of record, you may request householding by contacting that bank, broker or other holder of record.

Appendix A

BANK MUTUAL CORPORATION

2004 STOCK INCENTIVE PLAN

(as adopted February 2, 2004,

subject to shareholder approval)

I. PURPOSE

1.01 Establishment of Plan. The purpose of this Plan is to promote the growth and development of Bank Mutual Corporation (“BKMU”) by providing increased incentives for key salaried employees and directors of BKMU and of any present or future Subsidiaries. A “Subsidiary” as used herein shall mean any corporation in which BKMU or another corporation qualifying as a Subsidiary within this definition owns 50% or more of the total combined voting power of all classes of stock. This Plan provides for the granting of (i) incentive stock options (“ISOs”) intended to qualify as such within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), (ii) non-qualified stock options (“NSOs”), and (iii) Management Recognition Awards. The three types of benefits that may be granted under the Plan are collectively referred to as “Awards”.

II. SHARES SUBJECT TO AWARD

2.01 Available Shares. A total of not more than 1,642,521 shares of BKMU common stock are available for the issuance of Management Recognition Awards under the Plan and a total of not more than 4,106,362 shares of BKMU common stock are available for the issuance of other Awards under the Plan. The shares issued under the Plan may either be shares issued and reacquired by BKMU or authorized but unissued shares. Shares subject to and not issued under an Award which expires, terminates or is cancelled for any reason during the term of the Plan shall again become available for the granting of Awards under the Plan.

2.02 Changes in the Number of Available Shares. In the event of any recapitalization, stock split or reverse split, combination or exchange of shares, stock dividend, merger in which BKMU is the surviving corporation, combination or exchange of shares, or other capital change affecting the common stock of BKMU, the Committee (defined in Section 3.01 hereof) shall make, subject to the approval of the Board of Directors of BKMU, equitable and appropriate changes in the aggregate number and kind of shares available for which Awards may be granted under the Plan and in the number, price and kind of shares covered by Awards granted or to be granted under the Plan, provided that no changes shall be made in any ISO which would cause such option to fail to continue to qualify as an incentive stock option within the meaning of Section 422 of the Code.

III. ADMINISTRATION

3.01 Administration by the Committee. The Plan shall be administered by a committee designated by the Board of Directors of BKMU (the “Committee”), and shall initially be the Compensation Committee of the Board. The Committee shall be constituted to permit the Plan to comply with the provisions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended or any successor rule (“Rule 16b-3”) and Section 162(m) of the Code. A majority of the members of the Committee shall constitute a quorum. The approval of such a quorum, expressed by a vote at a meeting, or the unanimous consent of all members in writing without a meeting, shall constitute the action of the Committee and shall be valid and effective for all purposes of the Plan. The Committee is empowered to adopt such rules, regulations and procedures and take such other action as it shall deem necessary or proper for the administration of the Plan. Subject to Section 8.04 hereof, the Committee, in its discretion, may modify, extend or renew any Award theretofore granted. The Committee shall also have authority to interpret the Plan, and the decision of the Committee on any questions concerning the interpretation of the Plan shall be final and conclusive. The Committee may consult with counsel, who may be counsel for the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel. The Committee shall have the power, subject to and within the limits of the express provisions of the Plan:

(a)	to determine from time to time which of the eligible persons shall be granted Awards under the Plan, the type of Awards, and time or times when, and the number of shares for which, an Award or Awards shall be granted to such persons;

(b)	to prescribe the other terms and provisions (which need not be identical) of each Award granted under the Plan to eligible persons;

(c)	to construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for Plan administration. The Committee, in the exercise of this power, may correct any defect or supply any omission, or reconcile any inconsistency in the Plan, or in any agreement, in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. All decisions and determinations by the Committee in exercising this power shall be final and binding upon BKMU and the individuals; and

(d)	generally, to exercise such powers and to perform such acts as are deemed necessary or expedient to promote the best interests of BKMU with respect to the Plan.

IV. ELIGIBILITY FOR AWARDS

4.01 Eligibility. Key salaried employees and directors of BKMU or any Subsidiary shall be eligible to receive Awards.

4.02 Grant of Awards. From among all eligible persons, the Committee shall determine from time to time those persons to whom Awards shall be granted, provided that (i) no eligible person shall be eligible to receive an Award or Awards covering or relating to, in the aggregate, more than 25% of the shares available for issuance under the Plan and (ii) directors of BKMU or a Subsidiary who are not also employees of BKMU or any Subsidiary may not receive more than 5% individually, or 30% in the aggregate, of the option shares available for issuance under the Plan. No person shall have any right whatsoever to receive an Award unless so determined by the Committee.

V. OPTION TERMS AND CONDITIONS

5.01 Option Contracts. Options granted hereunder shall be evidenced by option contracts containing such terms and conditions as the Committee shall establish from time to time consistent with the Plan. Option contracts need not be identical but each option contract shall, as appropriate, contain language including the substance of the following provisions:

(a)	Number of Shares and Price. Each option contract shall state the number of shares to which it pertains and the option price therefor. Such price for each ISO or NSO shall be not less than 100% of the fair market value of the shares on the date such option is granted. For all purposes of the Plan, fair market value shall mean average of the high and low sales prices for the shares in the over-the-counter market on the valuation date, as reported by NASDAQ (the National Association of Securities Dealers, Inc. Automatic Quotation System). In the absence of reported sales on NASDAQ on any trading date, fair market value shall be the average of the reported closing bid and asked price for the stock on NASDAQ on such date. Notwithstanding any other provision in this Plan, for any eligible employee who, at the time an ISO is granted, owns (directly and under the attributable rules of Section 425(d) of the Code) stock possessing more than 10% of the total combined voting power of BKMU (or any parent or Subsidiary) the option price under such ISO shall be not less than 110% of the fair market value of the shares subject to such ISO and such option, by its terms, shall not be exercisable after the expiration of five years from the date such option is granted.

(b)

Vesting of Options. Options may be exercised only in accordance with the terms of each option contract. For vesting purposes, options may not be deemed to have been granted prior to the date of shareholder approval of the Plan. Unless the Committee determines otherwise at the time of grant, no option shall be exercisable until the optionee has completed at least the number of years of continuous service from the date of grant of each option as follows, and then the same shall be exercisable for any amount of shares covered by such option up to the maximum percentage of shares covered thereunder as follows:

Number of Completed Years of Continuous Service After the Date of Grant of Option	Maximum Percentage of Shares Becoming Exercisable Under the Option
Less than 1 year	Zero
At least 1 but less than 2	20%
At least 2 but less than 3	40%
At least 3 but less than 4	60%
At least 4 but less than 5	80%
At least 5 years	100%

To the extent provided in Article VI, all options then outstanding shall become immediately exercisable. No fractional shares shall be issuable on exercise of any option and if the application of the maximum percentage set forth above would result in a fractional share, the number of shares exercisable shall be rounded up to the next full share. Finally, the maximum fair market value of BKMU stock (determined at the time of grant) covered by ISOs that first become exercisable by any optionee in any calendar year is limited to $100,000.

(c)	Term of Options and Restriction on Exercise. Unless otherwise determined by the Committee, all rights to exercise an ISO or NSO shall expire ten years from the date of option grant. Although BKMU intends to exert its best efforts so that the shares purchasable upon the exercise of an option will be registered under, or exempt from the registration requirements of the federal Securities Act of 1933 and any applicable state securities law at the time the option becomes exercisable, if the exercise of an option would otherwise result in the violation by BKMU of any provision of such Act or of any state securities law, BKMU may require that such exercise be deferred until BKMU has taken appropriate action to avoid any such violation.

(d)	Nontransferability. Except as provided in Article VI hereof:

(i) all options granted pursuant to the Plan shall not be transferable except by will or the laws of descent and distribution, and shall be exercisable during the optionee’s lifetime only by the optionee or by his/her guardian or legal representative; and

(ii) no options or any privileges pertaining thereto or under the Plan shall be transferred, assigned, pledged or hypothecated in any way, whether by operation of law or otherwise, nor be subject to execution, attachment or similar process.

(e)	Method of Exercise and Payment of Purchase Price. Subject to (c) above, an option may be exercised, as to all or part of the shares covered by the option, by the optionee delivering to the Committee at its principal business office on any business day, a written notice specifying the number of shares the optionee desires to purchase. The option price shall be paid in full in cash or, in the discretion of the Committee in shares of stock of BKMU which have been beneficially owned by the optionee for at least six months prior to the time of exercise, valued at their fair market value determined as of the date of exercise, or in a combination thereof.

5.02 Rights as Shareholder. An optionee shall not be deemed the holder of any shares covered by an option until such shares are fully paid and issued to him/her after exercise of such option.

VI. TERMINATION OF SERVICE

6.01 Death. In the event of the death of an optionee while in the service of BKMU or its Subsidiaries, the options then held by such optionee, whether or not otherwise exercisable at the time of such death, may be exercised, by the estate of the optionee or by a person who acquired the right to exercise such options by bequest or inheritance from such optionee, within one year after the date of such death, but not later than the date on which the options would otherwise expire. Any options or portions thereof not so exercised shall terminate.

6.02 Disability. If the service of an optionee is terminated by reason of disability (in case of an ISO, as defined in Section 105(d)(4) of the Code and in case of an NSO, as determined by the Committee), the options then held by such optionee may be exercised, whether or not otherwise exercisable at the time of such termination, within one year after such termination, but not later than the date on which the options would otherwise expire. Any options or portions thereof not so exercised shall terminate.

6.03 Other Termination. If the service of an optionee is terminated for any reason other than such death or disability, options then held by such optionee to the extent that the same are exercisable on the date of such termination may be exercised at any time within one year thereafter (provided that any ISO exercised more than three months after the optionee’s termination of employment will not be eligible for tax treatment as an ISO and instead will be treated as an NSO), but not later than the date on which the options would otherwise expire. However, notwithstanding any other provision of the Plan, if the service of an optionee is terminated for cause, as determined by the Committee, all options then held by such optionee shall be deemed terminated and not exercisable by such optionee.

6.04 Transfers and Leaves. A change in employment from BKMU to a Subsidiary, or vice versa, shall not constitute termination of employment for purposes of the Plan. The Committee may determine that for purposes of the Plan, an optionee who is on leave of absence (but in the case of ISOs, only to the extent that employment is not determined to be interrupted thereby for purposes of Section 422 of the Code) will still be considered as in the continuous employment of BKMU or a Subsidiary.

VII. MANAGEMENT RECOGNITION AWARDS

7.01 Administration. Management Recognition Awards may be issued either alone or in addition to other Awards granted under the Plan. Management Recognition Awards may consist of shares issued subject to forfeiture if specified conditions are not satisfied (“Restricted Shares”) or agreements to issue shares in the future if specified conditions are satisfied (“Restricted Stock Units”). The restrictions applicable to any Management Recognition Award may lapse no more quickly and in no greater percentage than options are allowed to vest under Section 5.01(b) above. The Committee shall determine the eligible persons to whom and the time or times at which Management Recognition Awards will be granted, the number of shares to be awarded, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards. The Committee may condition the grant of Management Recognition Awards upon the attainment of specified performance goals or such other factors or criteria as the Committee shall determine. The provisions of the Awards need not be the same with respect to each recipient.

7.02 Awards and Certificates. A grantee who receives shares following the satisfaction of the conditions established by the Committee shall receive an unlegended certificate for such shares. Each individual receiving Restricted Shares shall be issued a certificate in respect of such shares. Such certificate shall be registered in the name of such individual and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Bank Mutual Corporation 2004 Stock Incentive Plan and an agreement identifying the restrictions applicable to the shares. Copies of such Plan and agreement are on file at the corporate office of Bank Mutual Corporation.”

The Committee may require that the certificates evidencing such shares be held in custody by BKMU until the restrictions thereon shall have lapsed and that, as a condition of any Award, the grantee shall have delivered a stock power, endorsed in blank, relating to the stock covered by such Award.

7.03 Terms and Conditions. Management Recognition Awards shall be subject to the following terms and conditions:

(a)	Until the applicable restrictions lapse or the conditions are satisfied, the grantee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber the Restricted Stock or the Restricted Stock Units.

(b)	Except to the extent otherwise provided in the applicable agreement, the portion of the Award still subject to restriction shall be forfeited by the grantee upon termination of a grantee’s service for any reason.

(c)	If and when the applicable restrictions lapse, unlegended certificates for such shares shall be delivered to the grantee.

(d)	Each Award shall be confirmed by, and be subject to the terms of, an agreement identifying the restrictions applicable to the Award.

7.04 Rights as Shareholder. A grantee receiving a Restricted Stock Award shall have all of the rights of a shareholder of BKMU, including the right to vote the shares and the right to receive any cash dividends. Unless otherwise determined by the Committee, cash dividends shall be automatically paid in cash and dividends payable in stock shall be paid in the form of additional restricted stock. A grantee receiving an Award of Restricted Stock Units shall not be deemed the holder of any shares covered by the Award, or have any rights as a shareholder with respect thereto, until such shares are issued to him/her.

VIII. MISCELLANEOUS

8.01 Term of Plan and Effective Date. Awards may be granted under this Plan at any time up until the expiration of ten years following the Effective Date of the Plan; on which date the plan shall expire, except as to outstanding options, which options shall remain in effect until they have been exercised or have expired. The Effective Date of the Plan shall be February 2, 2004, the date of its adoption by the Board of Directors of BKMU, subject, however, to approval by the shareholders of BKMU within a period of twelve months after such adoption. Notwithstanding any other provision hereof, no options granted hereunder shall be exercisable and no restriction with respect to any Award shall lapse, until a date at least one year after such shareholder approval has been obtained.

8.02 No Employment or Retention Agreement Intended. The grant of an Award hereunder shall not be deemed to imply the right to continued service in any capacity by BKMU or a Subsidiary and shall not constitute an employment agreement or retention agreement of any kind.

8.03 Separate Plan. This Plan is separate and independent from any other stock incentive plan or similar plan of BKMU.

8.04 Amendment or Discontinuance. The Board of Directors of BKMU may amend or discontinue this Plan at any time, but may not, without the consent of the optionee to whom an option has been granted, make any alteration in such option which would adversely affect the same, or be made without shareholder approval if such approval would be required in order to comply with Rule 16b-3, the Code or the applicable regulations of the OTS.

8.05 Liability. No member of the Board of Directors, or the Committee, or the officers or employees of BKMU shall be personally liable for any action, omission or determination made in good faith in connection with the Plan.

8.06 Government and Other Regulations. The obligations of BKMU to sell and deliver shares of stock under this Plan shall be subject to all applicable laws, rules and regulations and the obtaining of all such approvals by the governmental agencies as may be deemed necessary or desirable by the Board of Directors of BKMU, including (without limitation) the satisfaction of all applicable federal, state and local tax withholding requirements.

8.07 Withholding Taxes. All distributions under the Plan shall be subject to any required withholding taxes and other withholdings and, in case of distributions in BKMU common stock, the participant or other recipient may, as a condition precedent to the delivery of said common stock, be required to pay to his/her participating employer the excess if any, of the amount of required withholding if any, from distributions in cash under the Plan. The required withholding may be paid in full or in the discretion of the Committee, in shares of stock of BKMU, valued at its fair market value as of the date the withholding obligation arises, or in a combination thereof. Any such request or election (to satisfy a withholding obligation using shares) by an individual who is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 shall be made in accordance with the rules and regulations of the Securities and Exchange Commission promulgated thereunder. No distribution under the Plan shall be made in fractional shares of BKMU’s common stock but the proportional market value thereof shall be paid in cash.

8.08 Governing Law. This Plan and any option contracts extended pursuant hereto shall be interpreted and enforced in accordance with the laws of the State of Wisconsin.

IX. CHANGE IN CONTROL

9.01 Accelerated Vesting. All outstanding options shall be fully exercisable and the restrictions with respect to all outstanding Management Recognition Awards shall lapse upon a Change in Control (as defined in Section 9.02 below).

9.02 Change in Control Definition. A “Change in Control” shall be deemed to have occurred if: (a) any “person” (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the beneficial owner, directly or indirectly, of more than 25% of the capital stock of BKMU in a transaction or transactions subject to the notice provisions of the Change in Bank Control Act of 1978, (12 USC § 1817(j)) as amended from time to time, or approval under the Savings and Loan Holding Company Act (12 USC § 1467a), as amended from time to time; (b) during any period of two (2) consecutive years, the individuals, who at the beginning of any such period constituted the directors of BKMU, cease for any reason to constitute at least a majority thereof; or (c) BKMU files a report or proxy statement with the Securities and Exchange Commission and/or the Office of Thrift Supervision disclosing in response to the appropriate item of Form 8-K or Form 10-Q, each promulgated pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”) or Item 6(e) of Schedule 14A promulgated thereunder, or successor Items, that a change in control of BKMU has or may have occurred pursuant to any contract or transaction.

Appendix B

Bank Mutual Corporation

Audit Committee Charter

(as amended and restated November 3, 2003)

The Audit Committee of the Bank Mutual Corporation Board of Directors shall have the authority, duties and responsibilities specified below. As used in this Charter, “Bank Mutual” refers to Bank Mutual Corporation, and the “Company” refers to Bank Mutual together with its direct and indirect subsidiaries.

Authority

The Audit Committee monitors the integrity of Company financial statements, overseeing its relationship with monitoring the independence of its outside auditor, and monitoring the Company’s internal controls in compliance with legal and regulatory requirements. The Audit Committee is given primary responsibility to determine and establish relationships with the Company’s outside auditors. It is also authorized to review the financial statements prepared by management and the annual audit of Bank Mutual, to review any other activity of the Company in connection therewith that they deem appropriate, and to take all action it deems appropriate to fulfill its responsibilities hereunder.

All Company employees are directed to cooperate as required by members of the Committee. The Committee may retain persons having special competence, such as counsel, auditors or other advisors, if and as necessary to assist the Committee in fulfilling its responsibilities and to comply with any or all provisions of law and Nasdaq Stock Market rules.

Responsibilities

The Audit Committee shall coordinate communication among directors who are not members of the Committee, the independent accountants and management as their duties relate to financial accounting, reporting and controls. The Committee shall assist the Board in fulfilling its fiduciary responsibilities as to Bank Mutual’s accounting policies and reporting practices, and the sufficiency of auditing relating thereto. The Committee is to be the Board’s principal agent in assuring the independence of the independent accountants, the integrity of management, and the adequacy of disclosures to shareholders. However, the independent accountants are ultimately responsible to the entire Board, and the opportunity for the independent accountants to meet with the entire Board as needed or desired, or the Board as a whole to take appropriate action, is not restricted.

In fulfilling these responsibilities, the Audit Committee shall:

1.	Engage (subject, if appropriate, to shareholder ratification) the Company’s independent auditors, including oversight and final decisions to hire, retain or terminate relationships with outside auditors and determining their compensation.

2.	Approve in advance all audit services and nonaudit services (to the extent permissible under law and Nasdaq regulations) conducted by the outside auditors.

3.	Review the scope and general extent of the independent accountants’ audit examination, including their engagement letter. The Committee’s review should entail an understanding from the independent accountants of the factors considered in determining the audit scope.

4.	Consider, review and confirm the independence of the independent accountants, including any written disclosures required from them and the scope and extent of permissible nonaudit services which may be provided by the independent accountants in relation to the objectivity needed from them in the audit.

5.	Review and approve, subject to such criteria as the Audit Committee may determine, fees payable to the outside auditor for both auditing services and other services being provided by that firm.

6.	Confirm that management and the independent accountants are aware that the accountants and the Committee may communicate with each other at any time.

7.	Review with management and independent accountants the Company’s general policies and procedures, both for financial and regulatory purposes, to reasonably assure the adequacy of the Company’s internal accounting and financial reporting controls.

8.	Have familiarity with the accounting and reporting principles and practices which are applied by Bank Mutual in preparing its financial statements and its subsidiaries’ regulatory reports, as well as its established standards of corporate conduct and performance, and deviations therefrom.

9.	Review the scope of authority of the Company’s internal audit staff, and review the staff’s performance of internal audit duties.

10.	Review with management and the independent accountants, upon completion of their audit, the financial results for the year.

11.	Provide any reports or summaries which may be required for the annual report to shareholders and/or Form 10-K, and review (either together as a committee or by individual members) proposed Company quarterly and annual disclosures.

12.	Evaluate the cooperation received by the independent accountants during their audit examination, including their access to all requested records, data and information. Inquire of the independent accountants whether there have been any disagreements with management which if not satisfactorily resolved would have caused them to issue a nonstandard report on the financial statements.

13.	Discuss with the independent accountants the quality of the Company’s financial and accounting personnel, and any relevant recommendations which the independent accountants may have, including those in their “letter of comments and recommendations.”

14.	Review the written responses of Bank Mutual’s management to the independent accountants’ comment letter.

15.	Discuss with management the scope and quality of internal accounting and financial reporting controls in effect. Also, obtain management comments on the responsiveness of the independent accountants to Bank Mutual’s needs.

16.	Assure that there are established procedures for compliance regarding accounting, internal accounting controls, auditing or disclosure matters, including the maintenance of a method for persons to bring matters to the attention of the Committee, on an anonymous basis if desired, and steps to assure that there will not be retribution against persons for truthful reporting to the Committee.

17.	Conduct an appropriate review of related party transactions with Bank Mutual on an ongoing basis and review potential conflict of interest situations or questions where appropriate.

18.	Review periodically, in accordance with SEC and NASDAQ requirements, and recommend to the Board of Directors any appropriate extensions or changes in the duties of the Committee and/or changes to this Charter.

19.	Update the Board of Directors, through minutes and presentations as may be necessary or appropriate, of significant developments in the course of performing the above duties.

It is not the intention of this Charter that the Committee have the duty to plan or conduct audits or to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Those matters are the responsibility of management and the independent auditors. It is also not the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations.

Administrative Matters

Membership

The Audit Committee shall consist of three or more directors. The Committee members shall meet the independence and experience requirements of law and the Nasdaq Stock Market. The Committee shall determine whether additional standards for membership, so as to assure adequate independence and experience on the Committee, shall be established.

One of the members shall be appointed as the Committee’s Chairman by the Committee members. The Committee may authorize the Chairman to act on behalf of the Committee between meetings in appropriate circumstances, but shall not delegate to the chairman any duties which are required by law or Nasdaq regulations to be performed by the Committee as a whole.

The Audit Committee shall regularly evaluate the experience and performance of its members. The Committee also shall assist the board of directors in its determinations as to the independence of the members of the Board of Directors and as to special expertise members of the Board or Committee which may be required and/or required to be disclosed by Bank Mutual.

Meetings

The Audit Committee is to meet at least twice per year, and as many other times as that Committee deems necessary. At least one meeting shall occur shortly after the completion of the audit process to provide Bank Mutual’s independent auditors the opportunity to meet with the Committee and review the audit process and results. The Chairman may call a meeting at any time he or she believes is necessary or appropriate.

Attendance

At least a majority of the members of the Audit Committee are to be present at all meetings. As necessary or desirable, the Chairman may request that members of management and/or representatives of the independent accountants be present at meetings.

Minutes

The Committee shall arrange for the preparation of minutes of each meeting, and make them available to be sent to all Committee members and directors who are not members of the Committee. If Bank Mutual’s corporate Secretary has not taken the minutes, they should be sent to him or her for inclusion in the minute books.

REVOCABLE PROXY

BANK MUTUAL CORPORATION

☒  PLEASE MARK VOTES

AS IN THIS EXAMPLE

ANNUAL MEETING OF SHAREHOLDERS

MAY 3, 2004

The undersigned hereby appoints Michael T. Crowley, Jr., Eugene H. Maurer, Jr. and Rick B. Colberg, and each of them, with full power of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of Bank Mutual Corporation which the undersigned is entitled to vote at the annual meeting of shareholders (the “Meeting”) to be held at the Four Points Sheraton Milwaukee North Hotel, 8900 N. Kildeer Court, Milwaukee, Wisconsin on Monday, May 3, 2004, at 10:00 a.m., and at any and all adjournments and postponements thereof.

Please be sure to sign and date

this proxy in the box below

    Date

Shareholder sign above            Co-holder (if any) sign above)

1.	The election of the following nominees as director for terms expiring in 2007 (except as marked to the contrary below):
☐ FOR ALL ☐ WITHHOLD ☐ FOR ALL EXCEPT Michael T. Crowley, Sr., Raymond W. Dwyer, Jr. and J. Gus Swoboda
INSTRUCTION: To withhold your vote for any individual nominee, mark “FOR ALL EXCEPT” and write, in the space provided below, the name(s) of the nominee(s) for whom you wish to withhold your vote.

2.	Ratification of Ernst & Young LLP as independent auditors ☐ FOR ☐ AGAINST ☐ ABSTAIN

3.	Approval of the Bank Mutual Corporation 2004 Stock Incentive Plan ☐ FOR ☐ AGAINST ☐ ABSTAIN
I/We Plan to Attend the Meeting →

In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES AND FOR THE PROPOSALS LISTED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

The Board of Directors recommends a vote “FOR” the election of the nominees and each of the proposals listed above

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ñ  Detach above card, sign, date and mail in postage paid envelope provided.  ñ

BANK MUTUAL CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Should the above signed be present and choose to vote at the Meeting or at any adjournments or postponements thereof, and after notification to the Secretary of Bank Mutual Corporation at the Meeting of the shareholder’s decision to terminate this proxy, then the power of such attorneys or proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by filing a written notice of revocation with the Secretary of Bank Mutual Corporation or by duly executing a proxy bearing a later date.

The above signed acknowledges receipt from Bank Mutual Corporation, prior to the execution of this proxy, of a notice of annual meeting of shareholders, a proxy statement and an annual report to shareholders.

Please sign exactly as your name(s) appear(s) on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE

ENCLOSED POSTAGE-PAID ENVELOPE

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN WITH THE PROXY IN THE ENVELOPE PROVIDED.